                                                           For more information:
                                                                  Media Contact:
                                                Todd Wolfenbarger (425) 519-3946

                                                     Investor Relations Contact:
                                                  Nancy Bacchieri (425) 519-8940

                                                            Eagle River Contact:
                                                     Bob Ratliffe (425) 828-8686


                   NEXTLINK COMMUNICATIONS TO BUY EAGLE RIVER
               INVESTMENTS' INTEREST IN INTERNEXT FOR $220 MILLION
                                    IN STOCK

   -- 16,000-mile inter-city fiber optic network will connect NEXTLINK local fiber networks across North America --

McLean, VA., December 7, 1999 -- NEXTLINK Communications, Inc. announced today it has agreed to acquire Eagle River Investments' 50 percent ownership interest in INTERNEXT LLC for $220 million of NEXTLINK common stock, approximately 4.1 million shares, based on NEXTLINK's common stock closing sale price of $53.50 on December 6, 1999.

The actual number of shares of NEXTLINK common stock to be issued is subject to adjustment in the event that the average price of the NEXTLINK common stock at the time of the closing of the transaction is more than $64.20, in which case Eagle River will receive approximately 3.4 million shares, or less than $42.80, in which case Eagle River will receive approximately 5.1 million shares.

Both the NEXTLINK Board and Eagle River Managers have approved the all equity transaction. The transaction, which is expected to close in early 2000, is subject to a number of conditions including the negotiation of definitive transaction agreements and the receipt of necessary approvals.

In July of 1998, INTERNEXT entered into a cost sharing agreement with Level 3 Communications, Inc. to build a 16,000 mile inter-city national fiber optic network connecting nearly every major city in the United States and Canada. Under the agreement, INTERNEXT receives 24 fibers, one-1.25 inch empty conduit and rights to 25 percent of any fibers in any conduits over five for the entire length of the Level 3 network.

"This is an important agreement for NEXTLINK. Ownership of 100 percent of the INTERNEXT network is a significant element of our broadband strategy," said NEXTLINK Chairman and Chief Executive Officer Dan Akerson. "It gives NEXTLINK a very robust long distance network with enough capacity to connect all of the NEXTLINK local fiber and broadband wireless networks and the flexibility to grow our presence both domestically and internationally."

NEXTLINK currently is providing broadband voice and data services in 48 markets across the United States. The company is building extremely robust local fiber networks in major markets across the country and intends to serve most of the top 30 U.S. markets by the end of next year.

NEXTLINK is also the largest holder of broadband fixed wireless spectrum in North America, with licenses covering 95 percent of the population in the top 30 markets in the United States. NEXTLINK's wireless capabilities will complement and extend the reach of its local fiber optic networks in the markets in which NEXTLINK has spectrum.

The 16,000-mile high-speed, IP-centric fiber optic backbone network to be acquired by NEXTLINK in the transaction will connect NEXTLINK's local fiber and broadband wireless networks. The network is expected to be complete in 2001. When complete, the network will connect more than 50 cities in North America including: Atlanta, Austin, Baltimore, Boston, Charlotte, Chicago, Cincinnati, Cleveland, Dallas, Denver, Detroit, Houston, Indianapolis, Jacksonville, Kansas City, Las Vegas, Los Angeles, Louisville, Memphis, Miami, Montreal, Nashville, New Orleans, New York, Omaha, Orlando, Philadelphia, Phoenix, Pittsburgh, Portland, Sacramento, Salt Lake, San Antonio, San Diego, San Francisco, Seattle, St. Louis, Tampa, Toronto, Vancouver, Washington D.C. and others.


                                      # # #

  The statements contained in this release, which are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities
  Litigation Reform Act of 1995). Management wishes to caution the reader that these forward-looking statements, regarding matters that are not historical facts, are only predictions and are subject to risks and uncertainties. No assurance can be given that the future results will be achieved. Such risks include those identified in the Company's Form 10-K for the year ended December
    31, 1998 and other reports and registration statements on file with the Securities and Exchange Commission, and also include, but are not limited to, the Company's ability to successfully market its services to current and new customers, to design and construct fiber optic networks, install cable and facilities, including switching electronics, to develop, install and provision
LMDS equipment and interconnect that equipment with the Company's fiber networks and connect the networks, including LMDS equipment to customers and to interconnect with existing local exchange carriers, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, and certain risks related to the Company's national network strategy.